EXHIBIT 11
                        Computation of Earnings Per Share
                        ---------------------------------


Following is a computation by year of income (loss) per common and common equivalent share.

                               For the year ended 1995 -
                               -------------------------

Beginning balance, outstanding all year                         1,357,336   16,288,032

Shares issued January 30, 1995 to an officer of a subsidiary       27,500      302,500

Common stock equivalent (Series E) all year                        66,700      800,400

Common stock equivalent (Series F) all year                        22,000      264,000
                                                                            -----------
                                                                            17,654,933

Weighted average outstanding during 1995                                     1,471,244

Net Income                                                                  $  131,907
Per Share Amount                                                            $    0.090


For the year ended 1996 -
------------------------------------------------------------

Beginning balance, outstanding all year                         1,384,836   16,618,032

Shares issued April 4, 1996 to an employee of a subsidiary          7,500       59,604

Shares issued October, 1996 for conversion of Series E             66,700      200,100

Common stock equivalent (Series E) through October, 1996           66,700      600,300

Common stock equivalent (Series F) all year                        19,500      234,000

Shares issued April, 1996 for conversion of Series F                2,500        7,500

Common stock equivalent (Series F) through April, 1996              2,500       22,500
                                                                            -----------
                                                                            17,742,036

Weighted average outstanding during 1996                                     1,478,503

Net Income                                                                  $ (302,373)
Per Share Amount                                                            $   (0.204)